Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-648-1523

Heritage Bankshares, Inc. Receives Preliminary Approval for $5.7 Million

Investment under U.S. Treasury’s TARP Capital Purchase Program; Announces

New Director; Declares Dividend

Norfolk, Va.: January 29, 2009 – Heritage Bankshares, Inc. (“Heritage”) (OTCBB, Pinksheets: HBKS), parent of Heritage Bank, today announced that it has received preliminary approval for a $5.7 million investment from the U.S. Treasury Department under the TARP Capital Purchase Program.

The TARP Capital Purchase Program is a voluntary program designed to provide capital for healthy banks to improve the flow of funds from banks to their customers. Michael S. Ives, President and CEO of Heritage, stated “The capital injection from the Treasury will add to our already high level of tangible capital. The additional capital will increase our legal lending limit for a single borrower, and it will further strengthen the Bank’s ability to provide loans to our customers even in the current trying economy.”

Though Heritage is a public company, because its stock is traded on the OTC Bulletin Board and Pinksheets over-the-counter markets rather than on a national securities exchange, Heritage has the option to participate in the TARP Capital Purchase Program under either the terms for “public companies” or the terms for “private companies”. Heritage currently believes that the terms for private companies are more advantageous to and appropriate for its participation in the TARP Program, and thus currently anticipates that it would proceed with the investment transaction under the private company terms. In that event, Heritage would issue preferred stock carrying a 5% annual dividend for the first 5 years of the investment and, unless the shares are sooner redeemed by Heritage, a 9% annual dividend thereafter. The Treasury also would receive immediately exercisable warrants to purchase an additional 285 shares of preferred stock; these “warrant preferred” shares would carry a 9% annual dividend for as long as they remain outstanding and may not be redeemed until all other preferred shares have been redeemed by Heritage.

Before Heritage may proceed with the investment transaction, it must amend its Articles of Incorporation to authorize the preferred stock the Treasury would receive; the amendment must be approved by Heritage shareholders and will be submitted for consideration and vote at a shareholders meeting to be announced soon. Final approval of the Treasury is subject to satisfaction of certain conditions, including the amendment noted above and the execution of definitive investment documents.

Unrelated, the company also announced today that Donald E. Perry has been elected to the Board of Directors of both Heritage and Heritage Bank, to fill the vacancy caused by the retirement of Howard M. Webb at the end of the month. Heritage extends its great thanks to Mr. Webb for his valuable contributions during his tenure and for his ongoing support of the company.

Finally, Heritage announced that its Board of Directors declared a $0.06 per share dividend on Heritage’s common stock. The dividend will be paid on February 20, 2009 to shareholders of record on February 9, 2009.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the City of Norfolk and two in the City of Virginia Beach. Heritage Bank provides a full range of financial services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.